Exhibit 99.1

CIBER, Inc.

5251 DTC Parkway, Suite 1400

Greenwood Village, CO  80111

www.ciber.com

For Immediate Release	Contacts:	Jennifer Matuschek	Diane Stoner
		VP/Investor Relations	Media Relations
		303-220-0100	303-220-0100
		jmatuschek@ciber.com	dstoner@ciber.com

CIBER AUTHORIZES $10 MILLION BUYBACK

GREENWOOD VILLAGE, Colo. — October 31, 2007 — CIBER, Inc. (NYSE: CBR) today announced its Board of Directors has authorized the purchase of up to $10 million of either common shares or convertible debt, whichever the company determines is most advantageous.  CIBER purchased 1.575 million shares of common stock in open-market transactions from January 1 through September 30, 2007.

“Revenue and earnings have continued to increase, yet market conditions have not allowed these to be reflected in shareholder value.  We continue to believe in the better performance and greater cash flow from our business units.  While we routinely review acquisition opportunities as a use of corporate funds, we believe this is also a valuable way to support shareholders’ interest,” said Mac Slingerlend, CIBER’s President and Chief Executive Officer.

About CIBER, Inc.

CIBER, Inc. (NYSE: CBR) is a pure-play international system integration consultancy with superior value-priced services for both private and government sector clients. CIBER’s global delivery services are offered on a project or strategic staffing basis, in both custom and enterprise resource planning (ERP) package environments, and across all technology platforms, operating systems and infrastructures. Founded in 1974 and headquartered in Greenwood Village, Colo., the company now serves client businesses from over 60 US offices, 20 European offices and five offices in Asia.  Operating in 18 countries, with over 8,000 employees and annual revenue of approximately $1 billion, CIBER and its IT specialists continuously build and upgrade clients’ systems to “competitive advantage status.”  CIBER is included in the Russell 2000 Index and the S&P Small Cap 600 Index. CIBER, ALWAYS ABLE. www.ciber.com

Forward-Looking and Cautionary Statements

Statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company’s filings with the Securities and Exchange Commission.  CIBER undertakes neither intention nor obligation to publicly update or revise any forward-looking statements.  CIBER and the CIBER logo are trademarks or registered trademarks of CIBER, Inc.  Copyright© 2007.

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